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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                       ANALYST CONTACT:
                                            Elizabeth McCarthy
                                            Group Vice President, CFO
                                            (937) 258-5513

                DPL INC. RESPONDS TO MINI TENDER OFFER FOR STOCK

April 21, 2002, Dayton, Ohio - On April 18, 2002 DPL Inc. (NYSE: DPL) received notification that TRC Capital Corporation of Toronto, Canada commenced an unsolicited "mini tender" offer to purchase up to 4,500,000 common shares of DPL Inc., or approximately 3.6% of its total common shares outstanding, at a price of $25.30 per share in cash.

DPL does not in any way recommend or endorse the TRC Capital offer and cautions its shareholders that the offer is below the closing price of $26.32 per DPL common share on April 17, 2002, the day before DPL was informed of the offer and is below Friday's closing price of $26.50 per share. Neither DPL nor any of its directors or officers is affiliated with TRC Capital.

The Securities and Exchange Commission has issued an investor alert regarding "mini tender" offers on its web site at www.sec.gov/investor/pubs/minitend.htm.
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The SEC says that mini tender offers for less than 5% of a company's stock "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below market prices." The SEC also says that "mini tender offers typically do not provide the same disclosure and procedural
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protections that larger, traditional tender offers provide."

Shareholders are advised that TRC Capital has reserved the right to withdraw its offer at any time in its sole discretion, to delay payment for DPL common shares tendered and to amend its offer in any respect. TRC Capital may also decline to purchase DPL common shares tendered if any one of numerous conditions is not satisfied including receipt by TRC Capital, on terms satisfactory to TRC Capital, of debt financing necessary to complete the offer.

DPL does not recommend or endorse this unsolicited offer. Shareholders are advised to obtain current market quotations for their shares, to consult with their investment advisors and to exercise caution with respect to this "mini tender" offer.

DPL is a diversified regional energy company. DPL's principal subsidiaries include The Dayton Power and Light Company ("DP&L") and DPL Energy. DP&L provides electric services to 500,000 retail customers in West Central Ohio. DPL Inc., through its subsidiaries, has ranked among the top ten energy companies in generation efficiency and productivity for the last ten years. DPL Energy operates more than 4,000 megawatts of generation capacity and markets wholesale energy throughout the eastern half of the United States. Further information on DPL Inc. can be found at www.dplinc.com.
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